Exhibit 15

April 26, 2004

PartnerRe Ltd.

Chesney House

96 Pitts Bay Road

Pembroke HM 08

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PartnerRe Ltd. and subsidiaries for the periods ended March 31, 2004 and 2003, as indicated in our report dated April 26, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, is incorporated by reference in Registration Statements Nos. 333-11998 and 333-107242 on Forms S-8, and Registration Statements Nos. 333-101486 and 333-109326 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche

Hamilton, Bermuda